Exhibit 99.1

Vanda Pharmaceuticals Inc. Prices Public Offering of Common Stock

WASHINGTON, March 15, 2018 /PRNewswire/ – Vanda Pharmaceuticals Inc. (Vanda) (Nasdaq: VNDA) today announced the sale of 5,500,000 shares of its common stock in an underwritten public offering at a price to the public of $17.00 per share. The gross offering proceeds to Vanda from the sale of the shares are expected to be approximately $93.5 million. After deducting underwriting discounts and commissions and other estimated offering expenses, the net offering proceeds to Vanda are expected to be approximately $87.6 million. In addition, Vanda has granted the underwriters a 30-day option to purchase up to an additional 825,000 shares of common stock on the same terms and conditions.

Vanda anticipates using the net proceeds from this offering for commercial, research and development activities and other general corporate purposes. The offering is expected to close on or about March 20, 2018, subject to customary closing conditions.

Citigroup and Jefferies are acting as joint book-running managers for the offering. Stifel is also acting as a book-running manager for the offering. JMP Securities is acting as the lead manager for the offering and Oppenheimer & Co. is acting as the co-manager for the offering.

The shares described above will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement on Form S-3 previously filed with and declared effective by the Securities and Exchange Commission (SEC). The offering may be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by sending a request to: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or telephone: (800) 831-9146 or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com. Vanda intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the accompanying prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of Vanda, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Vanda Pharmaceuticals Inc.

Vanda is a global biopharmaceutical pharmaceutical company focused on the development and commercialization of innovative therapies to address high unmet medical needs and improve the lives of patients.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect Vanda’s future operating results and financial position. Such statements, including, but not limited to, those regarding statements about Vanda’s expectations regarding its fundraising efforts, including the closing of the public offering, the anticipated use of proceeds from the public offering and the underwriters’ exercise of their option to purchase additional shares, involve known and unknown risks that relate to Vanda’s future events or future financial performance and the actual results could differ materially from those discussed in this communication. Risks and uncertainties that may cause Vanda’s actual results to differ materially from those discussed in this communication can be found in the “Risk Factors” section of Vanda’s Form 10-K, Forms 10-Q and its other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and Vanda assumes no responsibility to update or revise any forward-looking statements contained in this communication to reflect events, trends or circumstances after the date of this communication.

Company Contact:

Jim Kelly

Executive Vice President and Chief Financial Officer

Vanda Pharmaceuticals Inc.

(202) 734-3428

jim.kelly@vandapharma.com